EXHIBIT 99.1



[LIGAND LETTERHEAD]

CONTACTS:
Ligand Pharmaceuticals Incorporated               Lippert/Heilshorn & Associates
John L. Higgins, President and CEO                Don Markley
Erika Luib, Investor Relations                    DMARKLEY@LHAI.COM
(858) 550-7896                                    (310) 691-7100

             LIGAND PHARMACEUTICALS ANNOUNCES SECOND QUARTER RESULTS

             CONFERENCE CALL BEGINS AT 4:30 P.M. EASTERN TIME TODAY

SAN DIEGO (AUGUST 8, 2007) - LIGAND PHARMACEUTICALS INCORPORATED (NASDAQ: LGND) (the "Company" or "Ligand") today announced financial results for the three months ended June 30, 2007 and provided a business update.

SECOND QUARTER RESULTS
         The Company sold its commercial oncology product line in October 2006 and sold the AVINZA(R) product line in February 2007. The results of operations related to these products have been reflected as discontinued operations for all reporting periods discussed below.
         Total revenues for the second quarter of 2007 were $1.4 million, compared with $1.1 million for the second quarter of 2006. Royalty revenues for the 2007 second quarter were $1.4 million, compared with none for the 2006 second quarter. Collaborative research and development and other revenues for the second quarter of 2007 were none, compared with $1.1 million in the second quarter of 2006.
         Operating costs and expenses for the second quarter of 2007 were $16.3 million, compared with $19.1 million for the same 2006 period. The decrease was due primarily to the reduction in headcount as a result of our restructuring during the 2007 first quarter. Operating costs and expenses for the second quarter of 2007 include $0.5 million of share-based compensation expense, compared with $1.2 million for the same 2006 period. The loss from continuing operations for the second quarter of 2007 was $7.7 million, or $0.08 per share, compared with a loss from continuing operations of $17.2 million, or $0.22 per share, for the second quarter of 2006. Income from discontinued operations in the second quarter of 2007 was $7.9 million, or $0.08 per diluted share, compared with $1.2 million, or $0.02 per diluted share, in the comparable 2006 quarter.
         Net income for the second quarter of 2007 was $0.2 million, or $0.00 per diluted share, compared with a net loss of $16.0 million, or $0.20 per share, in the second quarter of 2006.
         As of June 30, 2007, Ligand had cash, cash equivalents, short-term investments and restricted investments of $117 million. In addition, there is approximately $35 million of cash held in escrow and trust accounts to support potential indemnifiable claims by purchasers of our commercial products and certain current and former members of our Board of Directors. In April 2007 the Company paid a cash dividend of $2.50 per share for a total of $252.7 million. In March 2007, the Company's Board of Directors authorized up to $100 million in share repurchases. As of June 30, 2007, the Company had repurchased 3.8 million shares for a total of $25.4 million.
         "We face an active and exciting second half of 2007, with both partnered products and proprietary programs," said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. "By the end of the year, we may see an NDA filing for treatment of short-term ITP from GlaxoSmithKline for eltrombopag (Promacta), FDA approval for Wyeth's bazedoxifene (Viviant), two NDA filings with this product alone or in combination with conjugated estrogen (Aprela) by Wyeth for other indications, and an NDA filing by Pfizer for lasofoxifene (Oporia). We also expect to complete the Phase I study with LGD-4665 and present preclinical data on LGD-3303.

" YEAR-TO-DATE RESULTS
         Total revenues for the six months ended June 30, 2007, were $1.6 million, compared with $4.0 million for the first six months of 2006. Royalty revenues for the six months ended June 30, 2007 were $1.4 million, compared with none for the same period in 2006. Collaborative research and development and other revenues for the first half of 2007 were $0.2 million, compared with $4.0 million for the same period in 2006.
         Operating costs and expenses for the first six months of 2007 were $46.0 million, compared with $36.3 million for the same period in 2006. The increase was due to one-time expenses recognized in the first quarter of 2007 related to our restructuring. Operating costs and expenses for the six months ended June 30, 2007, include $6.1 million of share-based compensation expense compared with $2.0 million for the same period in 2006. The loss from continuing operations for the first six months of 2007 was $24.6 million, or $0.24 per share, compared with a loss from continuing operations of $30.9 million, or $0.40 per share, for the first six months of 2006. Income from discontinued operations for the first half of 2007 was $299.1 million, or $2.98 per diluted share, compared with a loss from discontinued operations of $127.3 million, or $1.63 per share, for the first half of 2006.
         Net income for the six months ended June 30, 2007, was $274.5 million, or $2.74 per diluted share, compared with a net loss of $158.2 million, or $2.03 per share, for the same period in 2006.

PROGRAM UPDATE
         The Company also provided the following update on the status of its key internal and partnered programs:
           o LGD-4665 - TPO MIMETIC: Ligand continues to advance LGD-4665 (small molecule,non-peptide TPO mimetic)through a Phase I dose-escalation study. In the second quarter we completed the single-dose escalation stage of the trial. In this study of healthy volunteers, the drug was safe and well tolerated. In addition to safety and dosing, the study is designed to measure platelet counts. Statistically significant elevated platelet counts were observed with single dose administration of LGD-4665. The multiple dose escalation stage of the trial is ongoing. The Company expects to complete the Phase I study by the end of 2007 and is preparing to initiate multiple Phase II trials for different indications in the first half of 2008.

           o GLAXOSMITHKLINE - TPO MIMETIC, ELTROMBOPAG: Ligand's partner GlaxoSmithKline reported Phase III data that confirmed increased platelet levels and significantly lowered incidence of bleeding in patients with ITP. Further, GlaxoSmithKline announced that an NDA filing for use in treatment of short-term ITP is expected by the end of 2007/early 2008.

           o   WYETH - SERM (SELECTIVE ESTROGEN RECEPTOR MODULATOR),
               BAZEDOXIFENE: Ligand's partner Wyeth announced that it received an approvable letter for bazedoxifene (Viviant) from the FDA in April 2007. Wyeth expects to receive FDA action for this product for osteoporosis prevention by the end of 2007. Bazedoxifene (Viviant) NDA filing for osteoporosis treatment is expected in the third quarter of 2007. Wyeth confirmed that it believes the NDA filing for bazedoxifene CE (Aprela) for menopausal symptoms and osteoporosis remains on track for the end of 2007. Wyeth also plans to file bazedoxifene (Viviant) for European review for treatment and prevention of osteoporosis in the third quarter.

           o PFIZER - SERM, LASOFOXIFENE: Ligand's partner Pfizer announced plans to refile an NDA for lasofoxifene (Oporia) by the end of 2007. Pfizer expects that the results from the PEARL (Postmenopausal Evaluation and Risk Reduction with Lasofoxifene) study will address the FDA's requirements in terms of safety and benefits for this product.

           o   TAP - SARM (SELECTIVE ANDROGEN RECEPTOR MODULATOR), LGD-2941:
               Ligand's partner TAP Pharmaceutical Products is continuing its Phase I trial with LGD-2941.

           o LGD-3303 - SARM: Ligand is conducting preclinical studies to prepare LGD-3303 (SARM product candidate) for an IND filing and the initiation of clinical trials in 2008. Data from Ligand's study of the effect of LGD-3303 on bone density and strength in osteopenic rats will be presented at the American Society of Mineral and Bone Research in September 2007.

UPCOMING EVENTS
         Ligand plans to present at the following investor healthcare conferences for the Fall 2007:
o Thomas Weisel Partners Healthcare Conference Boston, MA, September 5-7
o Bear Stearns 20th Annual Healthcare Conference, New York, NY, September 10-11
o Natexis Bleichroeder Healthcare Conference, New York, NY, October 8

         In addition, the Company will present data on LGD-3303, its lead SARM compound, at the following medical conferences:
o American Society of Bone & Mineral Research Annual Meeting, Honolulu, HI, September 16-19
o Society for Neuroscience Annual Meeting, San Diego, CA, November 3-7

CONFERENCE CALL
         Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone please dial (877) 356-5578 from the U.S. or (706)679-0565 from outside the U.S. A replay of the call will be available until September 8, 2007 at 5:30 p.m. Eastern time by dialing
(800)642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 7183186. Individual investors can access the live and archived Webcast through Ligand's web site at WWW.LIGAND.COM.

ABOUT LIGAND PHARMACEUTICALS
         Ligand discovers and develops new drugs that address critical unmet medical needs of patients with thrombocytopenia, hepatitis C, certain types of cancer, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

FORWARD-LOOKING STATEMENTS
         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not be able to meet the 2007 operational forecast set forth herein. We also may not receive expected royalties on AVINZA(R) from King Pharmaceuticals or any other partnered products or from research and development milestones. In addition, our partners may change their plans or timetables regarding our partnered products and expected regulatory actions (e.g., filings, approvals, etc.) may be delayed or may not occur. Any payments expected from third parties may not be received by us due to third party intellectual property or contract restrictions and any amounts received by us may be subject to third party claims. We may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline, for example, LGD-4665 and LGD-3303. In addition, we may have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. Further, we may not be able to fully complete our reductions in workforce on any particular or expected timeframe, we may not realize the expected operating savings due to our restructuring and we may not be able to successfully or timely complete a transformation of the company, our early stage programs or any specific business or research initiative(s). In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce our stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via WWW.LIGAND.COM as well as in Ligand's public periodic filings with the Securities and Exchange Commission at WWW.SEC.GOV including our form 10-Q filed with the SEC on August 8, 2007. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                               [Tables to follow]


                                        LIGAND PHARMACEUTICALS INCORPORATED
                              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (in thousands, except share data)

                                                                 THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                                    2007             2006            2007            2006
Revenues:
  Royalties                                                    $       1,410   $         --      $      1,410   $         --
Collaborative research and development and other revenues                 --          1,063               235          3,977
                                                                ------------   ------------      ------------   ------------
      Total revenues                                                   1,410
                                                                ------------
                                                                                      1,063             1,645          3,977
                                                                                      -----             -----          -----
Operating costs and expenses:
  Research and development                                             8,751         10,088            24,353         18,505
  General and administrative                                           7,516          9,033            21,683         17,844
                                                                ------------   ------------      ------------   ------------
          Total operating costs and expenses                          16,267         19,121            46,036         36,349
                                                                ------------   ------------      ------------    -----------
Accretion of deferred gain on sale leaseback                            (491)        --                  (982)         --
                                                                -------------  ------------      -------------  ---------
Loss from operations                                                 (14,366)       (18,058)          (43,409)      (32,372)
                                                                -------------  -------------     -------------  ------------
Other income                                                           2,455             886             5,415         1,514
                                                                ------------   ---------------   -------------- ------------
Loss before income taxes                                             (11,911)       (17,172)          (37,994)       (30,858)
Income tax benefit                                                     4,225         --                13,419         --
                                                                -------------  ------------      ------------   -------------
Loss from continuing operations                                       (7,686)       (17,172)          (24,575)       (30,858)
                                                                -------------  -------------     -------------  -------------
Discontinued operations:
  Income (loss) from discontinued operations before income                --          1,232            5,993        (127,294)
  taxes
  Gain  on sale of AVINZA Product Line before income taxes               283         --               310,414          --
  Adjustment to gain on sale of Oncology Product Line before
    income taxes                                                       9,868         --                 9,807          --
  Income tax expense on discontinued operations                       (2,284)           (18)         (27,137)            (35)
                                                                --------------  ----------------- ------------   -------------

         Discontinued operations                                       7,867          1,214           299,077       (127,329)
                                                                ------------    -----------       -----------    ------------
Net income (loss)                                               $        181    $   (15,958)      $   274,502    $  (158,187)
                                                                ============    ============      ===========    ============

Basic and diluted per share amounts:
   Loss from continuing operations                              $      (0.08)   $    (0.22)       $    (0.24)    $    (0.40)
   Discontinued operations                                              0.08          0.02               2.98         (1.63)
                                                                ------------    ----------        -----------    -----------
   Net income (loss)                                            $       0.00   $     (0.20)       $      2.74   $     (2.03)
                                                                ============   ============      ============   ============
   Weighted average number of common shares                       99,878,197     78,539,820       100,279,949     78,021,236
                                                                ============   ============      ============   ============

                                            LIGAND PHARMACEUTICALS INCORPORATED
                                            ONDENSED CONSOLIDATED BALANCE SHEETS
                                                         (in thousands)

                                                                            JUNE 30, 2007           DECEMBER 31, 2006

                                                                        -------------------     ----------------------

ASSETS
Current assets:
  Cash, cash equivalents, short-term investments,
   and restricted cash                                                     $       115,400       $            210,662

  Other current assets                                                               2,821                     24,895
  Current portion of co-promote termination payments receivable                     13,962
                                                                        -------------------     ----------------------

     Total current assets                                                          132,183                    235,557


Restricted investments                                                               1,561                      1,826

Property and equipment, net                                                          3,783                      5,551


Acquired technology and product rights, net                                             --                     83,083

Long-term portion of co-promote termination payments receivable                     81,010                         --
Restricted indemnity account                                                         9,939                         --


Other assets                                                                            --                         36
                                                                        -------------------     ----------------------
                                                                                                 $
        Total assets                                                       $       228,476                    326,053
                                                                        ===================     ======================

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                                   $        50,143       $             58,768

 Current portion of deferred revenue, net                                               --                     57,981

 Current portion of deferred gain                                                    1,964                      1,964

 Current portion of co-promote termination liability                                13,962                     12,179

 Other current liabilities                                                           1,989                      2,168

 Note payable                                                                           --                     37,750

 Long-term portion of co-promote termination liability                              81,010                     81,149

 Long-term portion of deferred gain                                                 26,238                     27,220

 Other long-term liabilities                                                         6,593                      7,177

 Common stock subject to conditional redemption                                     12,345                     12,345

 Stockholders' equity                                                               34,232                     27,352
                                                                        -------------------     ----------------------
                                                                                                 $
          Total liabilities and stockholders' equity                          $    228,476                    326,053
                                                                        ===================     ======================

                                                         # # #